                                                                      Exhibit 10


                       RETIREMENT AND CONSULTING AGREEMENT


         THIS AGREEMENT (the "Agreement"), is made effective as of the 4 day of April, 2000, (hereinafter, the "Effective Date"), by and between Walter Industries, Inc. (the "Company") and Kenneth E. Hyatt (the "Executive").

         WHEREAS, the Company desires to provide the Executive with certain benefits upon the Executive's retirement as an employee of the Company and to retain the Executive's services as a consultant, on the terms and subject to the conditions more fully set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreement set forth in this Agreement, the Company and the Executive agree as follows:

1. TERMINATION OF EMPLOYMENT. Effective as of the Effective Date, the Executive's employment with the Company and any of its affiliates shall be terminated. The Executive hereby resigns, effective as of the Effective Date, from all positions that the Executive holds with the Company and any of its affiliates, except that the Executive shall perform consulting services for the Company on a mutually agreeable basis pursuant to the terms of Section 3 of this Agreement.

2.       SEVERANCE PAYMENTS AND OTHER BENEFITS

         (a) SEVERANCE PAYMENT. In consideration for the Executive entering into this Agreement, specifically including the General Release and other restrictive covenants contained herein, the Company shall pay the Executive $3.9 million, less all applicable withholding taxes (the net amount, the "Severance Payment"), in a lump sum cash payment. The Severance Payment shall be paid to the Executive within the three (3) business days following the expiration of the "Revocation Period" (described in Section 7(d) below); provided that the Executive has not exercised the Executive's right to revoke this Agreement as described in Section 7(d).

         (b) WELFARE AND OTHER BENEFITS. (i) In addition to the Severance Payment, the Company shall provide the Executive (A) the same medical and other health benefits as the Company customarily provides to its chief executive officers and/or other senior executive officers upon their retirement; (B) accidental death and dismemberment and life insurance benefits until the earlier of (x) the normal retirement age specified under the applicable plans and (y) the date the Executive becomes subsequently employed by any employer other than the Company or its affiliates; (C) payment of the Executive's country club/social club dues and maintenance of the Executive's current automobile arrangement with the Company (including, if applicable, any expenses related thereto) through the earlier of (x) the third anniversary of the Effective Date and (y) the date the Executive becomes subsequently employed by any employer other than the Company or its affiliates (such period, the "Continuation Period"); and (D) at the Executive's request, outplacement services consistent with the Executive's position at the Company, for a reasonable period of time following the Effective Date and at reasonable expense to the Company.

         (ii) In addition to the foregoing, the Company shall make contributions on behalf of the Executive to the Company's Supplemental Profit Sharing Plan, at an annual rate of $100,000 for each of the three years following the Effective Date, in respect of the contributions that the Company would have made on behalf of the Executive, if the Executive had not retired from the Company pursuant to this Agreement, to all qualified and nonqualified employee pension benefit plans of the Company for each such year.

         (iii) During the Continuation Period, the Company shall make available to the Executive, (A) at the Company's Tampa, Florida headquarters building (or in the event that it shall during such period no longer maintain such building, then in a building of comparable quality and at a proximate location), executive office space of suitable size and with appropriate furnishings, and accompanied by secretarial service, office support, a computer, computer service provider and WATS line access; and (B) use of a Company aircraft on a space available basis and in a manner consistent with that provided from time to time to other retired Company executives or with any new corporate policy that may be established with respect to the use by retired Company executives of Company aircrafts. Notwithstanding anything in the preceding sentence to the contrary, in the event that the new Chairman and Chief Executive Officer of the Company objects to the Executive's office location in the Company's headquarters building, the Executive shall be provided with appropriate office space (as described in (iii) (A) above).

         (c) EFFECT OF RETIREMENT ON EQUITY ARRANGEMENTS. As of the Effective Date, (i) the Company shall cause all unvested options held by the Executive as of such date to become fully vested and exercisable and shall further cause all vested options to remain exercisable until the expiration of the original term of such options (notwithstanding any provisions contained in any option grant agreements by and between the Company and the Executive to the contrary) and
(ii) notwithstanding any provisions contained in any plan or agreement to the contrary, the Company shall cancel the Executive's 1999 performance share grant without any payment therefor.

3.       CONSULTING ARRANGEMENTS

         (a) TERM OF CONSULTING SERVICES. Effective as of the Effective Date through the Continuation Period, the Company hereby retains the Executive, and the Executive hereby agrees to serve, as a consultant to the Company. Subject to the terms and conditions of this Agreement, the Executive shall, from time to time, provide such consulting services as the Company shall reasonably request.

         (b) STATUS AS A CONSULTANT. The Executive shall not be an employee of the Company and, except as otherwise provided in Section 2 of this Agreement, shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company. The Executive shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and he shall not represent to the contrary to any person. He shall not undertake to commit the Company to any course of action in relation to third persons. The Executive shall only consult, render advice and perform such tasks as the Executive determines are necessary to provide the services required by the Company in accordance with the terms of this Section 3. Although the Company may specify the tasks to be performed by the Executive and may control and direct him in that regard, the Company shall not control or direct the Executive as to the details or means by which such tasks are accomplished.

         (c) RETAINER. The Company shall pay the Executive a fee for his consulting services (the "Fee"), at an annual rate of $100,000 payable monthly in arrears commencing as of the last day of the calendar month within which the Effective Date occurs and, thereafter, for so long as the Executive continues to provide consulting services to the Company pursuant to Section 3(a) and does not breach the covenants set forth in Section 5 of this Agreement.

         (d) EXPENSES. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive while performing the services for which he is retained under this Section 3, upon presentation by the Executive to the Company from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

         (e) TAXES. It is intended that the Fee paid hereunder shall constitute income to the Executive. To the extent consistent with applicable law, the Company shall not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. The Executive shall be solely responsible for the payment of any federal, state or local income or payroll taxes and shall hold the Company, its officers, directors and employees harmless from any liability arising from the Executive's failure to do so.

4. FULL SATISFACTION. The Executive hereby acknowledges and agrees that, except for the Severance Payment that will become payable to the Executive and the other payments and benefits described in Sections 2 and 3 of this Agreement to which the Executive shall become entitled, so long as the Executive does not revoke this Agreement as described in Section 7(d) hereof, the Executive shall not be entitled to any other compensation or benefits from the Company or its affiliates, including, without limitation, any other severance or termination benefits; provided that it is agreed that nothing in this Agreement shall constitute a waiver of the Executive's rights to vested benefits, it any, under the Company's group health or qualified employee pension benefit plans in respect of the Executive's services to the Company prior to the Effective Date.

5.        CONFIDENTIALITY OF THIS AGREEMENT AND NONDISPARAGEMENT;
CONFIDENTIALITY AND COVENANT NOT TO COMPETE.

         (a) In consideration of the Company entering into this Agreement with the Executive, the Executive hereby agrees, effective as of the Effective Date, without the Company's prior written consent, the Executive shall not, directly or indirectly, (i) at any time during or after the Executive's employment with the Company, disclose any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except when required by law; or (ii) at any time during the Executive's provision of consulting services to the Company pursuant to Section 3 of this Agreement and for one year thereafter, directly or indirectly (A) be engaged in or have financial interest (other than an ownership position of less than 5% in any company whose shares are publicly traded or any non-voting non-convertible debt securities in any company) in any business in Competition (as hereinafter defined) (B) solicit, recruit or otherwise offer employment to any person who has been employed by the Company or any of its subsidiaries at any time during the 12 months immediately preceding such solicitation or (C) solicit the business of any person or entity that has been a client or customer of the Company or any of its subsidiaries at any time during the 12 months immediately preceding such solicitation. In addition, if the Executive is bound by any other agreement with the Company regarding the use or disclosure of Confidential Information, the provision of this

Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information.

         (b) The Executive also shall not issue or make any public or private comment, statement or remark which would reasonably be construed or intended to disparage, criticize or denigrate the Company, its subsidiaries, affiliates or any of their employees, officers or directors. The Company shall not issue any press release or make any public statement that would reasonably be construed or intended to disparage, criticize or denigrate the Executive. No press release shall be issued by either party about the other party without consent of such other party (which consent shall not be unreasonably withheld).

         (c) As used in this Agreement, the term "Confidential Information" means all non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Company, its subsidiaries, Kohlberg Kravis Roberts & Co., L.P., and any of their respective affiliates (collectively, the "Restricted Group") as in existence during the Executive's employment with the Company and as of the Effective Date. Further, as used in this Agreement, a business shall be in "Competition" if it is principally engaged in any business in which the Company and/or any of its subsidiaries is primarily engaged within the United States or any state thereof as of the Effective Date.

         (d) Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because the Executive has held a unique position at the Company and has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

6. RETURN OF PROPERTY TO THE COMPANY. All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including items stored in computer memories, on microfilm or by other means, or compiled by the Executive, or made available to the Executive relating to the Company or its affiliates or its business, are and shall remain the property of the Company and shall be delivered to the Company promptly upon the execution of this Agreement.

7.       GENERAL RELEASE.

         (a) For and in consideration of the Severance Payment, the Executive hereby agrees on behalf of the Executive, the Executive's agents, assignees, attorneys, successors, assigns, heirs and executors, to, and the Executive does hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the "Releasees"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which the Executive or the Executive's heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to the Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by the Executive, including, without limitation, in connection with or in relationship to the Executive's employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; provided that such released claims shall not include any claims to enforce the Executive's rights under, or with respect to, this Agreement (such released claims are collectively referred to herein as the "Released Claims").

         (b) Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney's fees, costs, expenses and all claims for any other type of damage or relief.

         (c) THIS MEANS THAT, BY SIGNING THIS AGREEMENT, THE EXECUTIVE WILL HAVE WAIVED ANY RIGHT HE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

         (d) The Executive represents that the Executive has read carefully and fully understands the terms of this Agreement, and that the Executive has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Agreement. The Executive acknowledges that the Executive is executing this Agreement voluntarily and knowingly and that the Executive has not relied on any representations, promises or agreements of any kind made to the Executive in connection with the Executive's decision to accept the terms of this Agreement, other than those set forth in this Agreement. The Executive acknowledges that the Executive has been given at least twenty-one (21) days to consider whether the Executive wants to sign this Agreement and that the Age Discrimination in Employment Act gives the Executive the right to revoke this Agreement within seven (7) days after it is signed, and the Executive understands that the Executive shall not receive any payments due the Executive under this Agreement until such seven (7) day revocation period (the "Revocation Period") has passed and then, only if the Executive has not revoked this Agreement within such period. To the extent the Executive has executed this Agreement within less than twenty-one (21) days after its delivery to the Executive, the Executive hereby acknowledges that the Executive's decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.

8. GOVERNING LAW. This Agreement shall be governed, construed and interpreted under the laws of the State of Florida.

9. ENTIRE AGREEMENT: COUNTERPARTS. This constitutes the entire agreement between the parties. It may not be modified or changed except by written instrument executed by all parties. This agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.



                                      WALTER INDUSTRIES, INC.



                                      By:  /s/ James L. Johnson
                                          ------------------------------
                                      Name:  James L. Johnson
                                      Title: Chairman, Compensation Committee
                                             Board of Directors


ACCEPTED AND AGREED this 4 day of April, 2000.
                        --        -----


/s/ Kenneth E. Hyatt
--------------------------------
Kenneth E. Hyatt